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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549



                                   FORM 8-K/A


                            CURRENT REPORT PURSUANT
                         TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported):  July 30, 1994


                       SPELLING ENTERTAINMENT GROUP INC.
             (Exact name of registrant as specified in its charter)


                                    FLORIDA
                 (State or other jurisdiction of incorporation)


             1-6739                                     58-0862100
    (Commission File Number)                 (IRS Employer Identification No.)


 5700 WILSHIRE BOULEVARD, LOS ANGELES, CALIFORNIA           90036
    (Address of principal executive offices)              (Zip Code)

                                 (213) 965-5700
              (Registrant's telephone number, including area code)

                                      N.A.
         (Former name or former address, if changed since last report)



    ---------------------------------------------------------------------

ITEM 7.      FINANCIAL STATEMENTS AND EXHIBITS

     (a)     Financial Statements of Businesses Acquired:

             VIRGIN INTERACTIVE ENTERTAINMENT PLC                                                   PAGE
                                                                                                    ----
             Independent Auditors' Report                                                             3
             Consolidated Balance Sheets as of July 31, 1992 and 1993                                 4
             Consolidated Statements of Operations for each of the three
               years ended July 31, 1993                                                              5
             Consolidated Statements of Shareholders' Deficiency for each of
               the three years ended July 31, 1993                                                    6
             Consolidated Statements of Cash Flows for each of the three
               years ended July 31, 1993                                                              7
             Notes to Consolidated Financial Statements                                               8

             Condensed Consolidated Balance Sheet as of April 30, 1994 (Unaudited)                   26
             Condensed Consolidated Statements of Operations for the nine
               months ended April 30, 1993 and 1994 (Unaudited)                                      27
             Condensed Consolidated Statements of Cash Flows for the
               nine months ended April 30, 1993 and 1994 (Unaudited)                                 28
             Notes to Condensed Consolidated Financial Statements (Unaudited)                        29

     (b)     Pro Forma Financial Information:

             SPELLING ENTERTAINMENT GROUP INC.

             Unaudited Pro Forma Condensed Combined Financial Information                            30
             Unaudited Pro Forma Condensed Combined Balance Sheet
               as of June 30,1994                                                                    31
             Unaudited Pro Forma Condensed Combined Statement of Operations
               for the year ended December 31, 1993                                                  32
             Unaudited Pro Forma Condensed Combined Statement of Operations
               for the six months ended June 30, 1994.                                               33
             Notes to Unaudited Pro Forma Condensed Combined
               Financial Information                                                                 34

     (c)     Exhibits:

             The Exhibits to this Report are listed in the Exhibit Index.                            39

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders
Virgin Interactive Entertainment plc:

    We have audited the accompanying consolidated balance sheets of Virgin Interactive Entertainment plc and subsidiaries as of July 31, 1992 and 1993, and the related consolidated statements of operations, shareholders' deficiency, and cash flows for each of the years in the three-year period ended July 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Virgin Interactive Entertainment plc and subsidiaries as of July 31, 1992 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended July 31, 1993, in conformity with generally accepted accounting principles.

                                     KPMG Peat Marwick LLP




Orange County, California
September 10, 1993, except
    as to note 1, which is as of
    January 14, 1994

                      VIRGIN INTERACTIVE ENTERTAINMENT plc

                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                                                                                July 31,
                                                                          --------------------
                                                                           1992         1993
                                                                          -------     --------
ASSETS
Current assets:
  Cash and cash equivalents                                               $ 1,810     $  1,632
  Receivables, net                                                         25,125       21,269
  Inventories                                                               1,560        1,673
  Entertainment product costs, net                                          4,755        6,460
  Deferred income taxes                                                        --          675
  Prepaid expenses and other current assets                                 1,514        3,144
                                                                          -------     --------
          Total current assets                                             34,764       34,853
Property and equipment, net                                                 1,356        2,227
Intangible assets, net                                                        992          791
Due from affiliate                                                             --          568
Other noncurrent assets                                                       462          257
                                                                          -------     --------
                                                                          $37,574     $ 38,696
                                                                          =======     ========
LIABILITIES AND SHAREHOLDERS' DEFICIENCY
Current liabilities:
  Notes payable                                                           $   807     $    477
  Accounts payable                                                         17,440        8,294
  Accrued expenses                                                          3,798        3,546
  Income taxes payable                                                         74        3,006
  Deferred income taxes                                                       205           --
  Other current liabilities                                                   466          586
                                                                          -------     --------
          Total current liabilities                                        22,790       15,909
Due to Virgin Communications Limited                                       21,554       26,238
Accrued compensation                                                          794           --
                                                                          -------     --------
          Total liabilities                                                45,138       42,147
                                                                          -------     --------
Commitments and contingencies

Shareholders' deficiency:
 Ordinary shares, pound sterling 0.008 par value;
    40,000,000 shares authorized; 250 shares issued and
    outstanding at July 31, 1992 and 1993                                      1            1
  Additional paid-in capital                                                   --        7,277
  Cumulative translation adjustment                                        (1,130)        (266)
  Accumulated deficit                                                      (6,435)     (10,463)
                                                                          -------     --------
          Total shareholders' deficiency                                   (7,564)      (3,451)
                                                                          -------     --------
                                                                          $37,574     $ 38,696
                                                                          =======     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                      VIRGIN INTERACTIVE ENTERTAINMENT plc

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                (In thousands)

                                                                      Year ended July 31,
                                                                -------------------------------
                                                                 1991        1992        1993
                                                                -------     -------     -------
Revenue:
  Net sales                                                     $24,353     $48,928     $96,090
  Royalties                                                         696       1,358       2,997
                                                                -------     -------     -------
    Total revenue                                                25,049      50,286      99,087
Cost of sales                                                    16,690      34,615      68,983
                                                                -------     -------     -------
Gross profit                                                      8,359      15,671      30,104
Operating expenses:
  Entertainment product costs                                     2,016       4,965       8,984
  Sales and marketing                                             5,043       6,764      11,320
  General and administrative                                      3,010       2,331       3,600
  Related party management fees                                     178         246         278
  Compensation expense                                               --         794       6,390
                                                                -------     -------     -------
Operating income (loss)                                          (1,888)        571        (468)
Interest expense                                                  1,231       2,010       1,991
Foreign exchange gain                                                --          --        (498)
Other income                                                        (13)       (101)       (229)
                                                                -------     -------     -------
Loss before income taxes                                         (3,106)     (1,338)     (1,732)
Provision (benefit) for income taxes                               (609)        197       2,296
                                                                -------     -------     -------
Net loss                                                        $(2,497)    $(1,535)    $(4,028)
                                                                =======     =======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                      VIRGIN INTERACTIVE ENTERTAINMENT plc

              CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIENCY
                       (In thousands, except share data)


                                      Ordinary Shares   Additional   Cumulative                     Total
                                      ---------------    Paid-In     Translation  Accumulated   Shareholders'
                                      Number   Amount    Capital     Adjustment     Deficit      Deficiency
                                      ------   ------   ----------   ----------   -----------   -------------
Balance at July 31, 1990                250      $1       $   --      $     71     $ (2,403)       $(2,331)
  Translation adjustment                 --      --           --            69           --             69
  Net loss                               --      --           --            --       (2,497)        (2,497)
                                        ---      --       ------      --------     --------        -------
Balance at July 31, 1991                250       1           --           140       (4,900)        (4,759)
  Translation adjustment                 --      --           --        (1,270)          --         (1,270)
  Net loss                               --      --           --            --       (1,535)        (1,535)
                                        ---      --       ------      --------     --------        -------
Balance at July 31, 1992                250       1           --        (1,130)      (6,435)        (7,564)
  Issuance of ordinary shares to
     Virgin Communications
     Limited by VIE Holdings             --      --           93            --           --             93
  Compensatory share options             --      --        7,184            --           --          7,184
  Translation adjustment                 --      --           --           864           --            864
  Net loss                               --      --           --            --       (4,028)        (4,028)
                                        ---      --       ------      --------     --------        -------
Balance at July 31, 1993                250      $1       $7,277      $   (266)    $(10,463)       $(3,451)
                                        ===      ==       ======      ========     ========        =======

  The accompanying notes are an integral part of these consolidated financial statements.

                      VIRGIN INTERACTIVE ENTERTAINMENT plc

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                     Year ended July 31,
                                                               --------------------------------
                                                                1991         1992        1993
                                                               -------     --------     -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                       $(2,497)    $ (1,535)    $(4,028)
Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation and amortization                                    159          327         830
  Compensatory share options                                        --           --       7,184
  Gain on foreign exchange transactions                             --           --        (498)
  Provision for doubtful accounts and sales returns and
     allowances                                                  3,923        2,827       6,882
  Changes in asset and liability accounts:
     Increase in receivables                                    (5,619)     (24,176)     (7,307)
     (Increase) decrease in inventories                            399       (2,146)       (113)
     Increase in entertainment product costs                      (851)        (639)     (1,705)
     (Increase) decrease in deferred income taxes                  327          560        (880)
     (Increase) decrease in prepaid expenses and other
       current assets                                              248         (307)     (1,630)
     (Increase) decrease in other noncurrent assets                222         (205)        205
     Increase (decrease) in accounts payable                        16       16,543      (9,146)
     Increase (decrease) in accrued expenses                       (18)       2,050        (252)
     Increase (decrease) in income taxes payable                  (270)        (282)      2,932
     Increase in other current liabilities                          60          202         120
     Increase (decrease) in accrued compensation                    --          794        (794)
                                                               -------     --------     -------
          Net cash used in operating activities                 (3,901)      (5,987)     (8,200)
                                                               -------     --------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures                                              (272)        (948)     (1,580)
Acquisition of subsidiary                                           --         (516)         --
                                                               -------     --------     -------
          Net cash used in investing activities                   (272)      (1,464)     (1,580)
                                                               -------     --------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in due from affiliate                                      --           --        (568)
Repayment of notes payable                                          --           --        (807)
Borrowings under notes payable                                      --           --         477
Increase in due to Virgin Communications Limited                 4,116       10,168       4,684
Sale of ordinary shares                                             --           --          93
                                                               -------     --------     -------
          Net cash provided by financing activities              4,116       10,168       3,879
Effect of exchange rate changes on cash and cash equivalents        70       (1,327)      5,723
                                                               -------     --------     -------
Net increase (decrease) in cash and cash equivalents                13        1,390        (178)
Cash and cash equivalents at beginning of year                     407          420       1,810
                                                               -------     --------     -------
Cash and cash equivalents at end of year                       $   420     $  1,810     $ 1,632
                                                               =======     ========     =======
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest                                                     $    --     $  1,011     $ 1,226
  Income taxes                                                 $    26     $     --     $   241

  The accompanying notes are an integral part of these consolidated financial statements.

                      VIRGIN INTERACTIVE ENTERTAINMENT plc

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       BASIS OF PRESENTATION

Virgin Interactive Entertainment plc (the "Company") was formed on November 25, 1993 as part of a plan to reorganize the ownership (the "Reorganization") of Virgin Interactive Entertainment (Holdings) Limited ("VIE Holdings"). The Company is a holding company and had no substantial business operations prior to January 5, 1994. On December 21, 1993, the ordinary shares of VIE Holdings owned by Virgin Communications Limited ("VCL") were transferred to another company ("Newco") owned by certain of VCL's ultimate shareholders ("VCL's Shareholders"). On January 5, 1994, pursuant to an agreement among the Company, VCL's Shareholders and Newco, Newco was liquidated and the Company acquired the ordinary shares of VIE Holdings in exchange for the issuance of 7,850,535 of the Company's ordinary shares to VCL's Shareholders. Also on January 5, 1994, the Company acquired the remaining 1,518,282 ordinary shares of VIE Holdings from Hasbro, Inc. ("Hasbro") in exchange for a like number of the Company's shares. On January 14, 1994, the Company changed its name to Virgin Interactive Entertainment plc and reregistered as a public limited company in the United Kingdom. As a result of the Reorganization, VIE Holdings became a wholly owned subsidiary of the Company. As a further result of the Reorganization, the Company may be subject to significant tax liabilities under U.K. tax laws (see note 15).

On July 28, 1993, VIE Holdings acquired all of the outstanding ordinary shares of Virgin Interactive Entertainment (Europe) Limited ("VIEL," formerly Virgin Games Limited) from VCL. VIE Holdings is a holding company and had no substantial business operations prior to the acquisition.

The acquisitions have been accounted for in a manner similar to the pooling-of-interests method due to VCL's Shareholders' control over the Company, VCL, VIE Holdings and VIEL. Accordingly, all consolidated financial data include the results of VIE Holdings, VIEL and their subsidiaries.



2.       DESCRIPTION OF BUSINESS AND SUMMARY OF
         SIGNIFICANT ACCOUNTING POLICIES

Description of Business

The Company and its wholly owned subsidiaries are in the business of developing, publishing, marketing and distributing interactive entertainment product for use on many consumer hardware systems. The Company creates innovative product using multimedia technologies such as high resolution graphics and animation, digitized video, sound and music. The Company sells its product to retailers, distributors and mass merchandisers in North America and services other markets through its subsidiaries in the United Kingdom, France, Germany and Japan.

                      VIRGIN INTERACTIVE ENTERTAINMENT plc

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)

Principles of Consolidation

These consolidated financial statements include the accounts of Virgin Interactive Entertainment plc and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Foreign Currency Translation

The Company uses the local currency as the functional currency of its operating subsidiaries. Accordingly, all assets and liabilities outside the United States are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Income and expense items are translated at the weighted average exchange rate prevailing during the period. The effects of foreign currency translation adjustments for these entities are deferred and included as a component of shareholders' deficiency.

The Company and VIE Holdings use the U.S. dollar as their functional currency. Accordingly, monetary assets and liabilities are translated at the rate of exchange in effect at the balance sheet date and nonmonetary assets and liabilities at historical rates. Income and expense items are translated at the weighted average exchange rate prevailing during the period, except that expenses related to nonmonetary assets and liabilities are translated at historical rates. The effects of foreign currency translation adjustments for these entities are included in the results of operations.

Revenue Recognition

Sales of the Company's entertainment product are recorded when the product is shipped or delivered to the customer in accordance with applicable sales terms. A reserve for estimated price concessions, warranty costs and sales returns and allowances is provided at the time revenue is recognized. Royalty income is recognized on sublicense agreements through the sale of product either on a per-unit basis or a percentage of sales, as defined in the individual contracts.

Cash Equivalents

Cash equivalents represent highly liquid investments which are readily convertible into known amounts of cash and have original maturities of three months or less.

                     VIRGIN INTERACTIVE ENTERTAINMENT plc

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (Continued)


Inventories

Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out ("FIFO") method.

Property and Equipment

Property and equipment are stated at historical cost and depreciated using the straight-line method over the estimated useful lives of the assets ranging from three to five years. Leasehold improvements are amortized using the straight-line method over the lesser of the lease terms or estimated useful lives of the related assets.

Entertainment Product Costs

Entertainment product costs are stated at the lower of cost or net realizable value, and consist principally of advanced royalties and development fees, which represent prepayments to outside developers and licensors of intellectual properties under licensing agreements. Such costs are amortized to cost of sales on a per-unit basis in accordance with the individual agreements as the related product is sold, or on a straight-line basis over the estimated product life, whichever is greater. Amortization expense totaled $1,094,000, $2,344,000 and $3,311,000 for the years ended July 31, 1991, 1992 and 1993, respectively.

Entertainment product costs also include certain product development costs. These costs are then amortized on a straight-line basis over the estimated product life, or the ratio of current revenue to total projected product revenue, whichever is greater. In the accompanying consolidated financial statements, no internal product development costs have been capitalized because the effect of such capitalization for all periods presented is immaterial.

Intangible Assets

Intangible assets, net of accumulated amortization of $17,000 and $218,000 at July 31, 1992 and 1993, respectively, include software tool rights and noncompetition agreements. The intangible assets are amortized using the straight-line method over the lesser of their estimated useful lives or the agreement terms, not to exceed five years. Amortization expense totaled $17,000 and $201,000 for the years ended July 31, 1992 and 1993, respectively.

Prepaid Advertising

The Company has entered into barter transactions with an international trading

                      VIRGIN INTERACTIVE ENTERTAINMENT plc

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)

company, whereby inventories were exchanged for media advertising. The prepaid advertising has been recorded at the fair value of the inventories at the transaction dates. As of July 31, 1992 and 1993, $432,000 and $110,000, respectively, of prepaid advertising was not expected to be utilized within one year and, accordingly, has been included in other noncurrent assets in the accompanying consolidated balance sheets.

Income Taxes

The Company recognizes incomes taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Prior to the Reorganization, the Company was part of the consolidated U.K. tax group of VCL. The Company's income taxes for such periods were determined on a separate return basis. Additionally, the Company's subsidiaries filed separately in various other jurisdictions.

Share Split

On November 29, 1993, the Company declared a 125-for-1 split of the Company's ordinary shares and reduced par value from pound sterling 1 to pound sterling 0.008. All references to the number of shares and per share information have been adjusted to reflect the share split.

Loss Per Share

Loss per share information is not presented for these periods as the Company was not publicly traded.

                     VIRGIN INTERACTIVE ENTERTAINMENT plc

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (Continued)

3.       RECEIVABLES

Receivables, net, consist of the following (in thousands):

                                                         July 31,
                                                -------------------------
                                                 1992               1993
                                                -------           -------
Trade accounts receivable                       $26,043           $23,944
Royalties receivable                                398               257
Employee receivables                                160               172
Other receivables                                   216               732
                                                -------           -------
                                                 26,817            25,105

Less allowance for doubtful
  accounts and sales returns
  and allowances                                  1,692             3,836
                                                -------           -------
                                                $25,125           $21,269
                                                =======           =======



Significant Concentrations of Credit Risk

At July 31, 1992, receivables from an international distributor totaled $17,176,000. The Company had no other receivables in excess of 10% of total receivables at July 31, 1992 and 1993.

4.    INVENTORIES

Inventories, net, consist of the following (in thousands):

                                                        July 31,
                                                ------------------------
                                                 1992              1993
                                                ------            ------
Raw materials                                   $  348            $  466
Finished goods                                   1,212             1,207
                                                ------            ------
                                                $1,560            $1,673
                                                ======            ======


                     VIRGIN INTERACTIVE ENTERTAINMENT plc

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (Continued)

5.       PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following (in thousands):

                                                        July 31,
                                                ------------------------
                                                 1992              1993
                                                ------            ------
Prepaid advertising                             $  857            $1,859
Pledged certificates of deposits                   147                --
Other prepaid expenses                             510             1,285
                                                ------            ------
                                                $1,514            $3,144
                                                ======            ======





Pledged certificates of deposit represent collateral for letters of credit for the purchase of inventories.

6.       PROPERTY AND EQUIPMENT

Property and equipment, net, consist of the following (in thousands):

                                                        July 31,
                                                ------------------------
                                                 1992              1993
                                                ------            ------
Computers and equipment                         $1,689            $2,903
Furniture and fixtures                             152               374
Leasehold improvements                             150               195
Automobiles                                         65                19
                                                ------            ------
                                                 2,056             3,491
Less accumulated
  depreciation and amortization                    700             1,264
                                                ------            ------
                                                $1,356            $2,227
                                                ======            ======





7.       ACCRUED EXPENSES

Accrued expenses consist of the following (in thousands):

                                                        July 31,
                                                ------------------------
                                                 1992              1993
                                                ------            ------
Royalites                                       $1,599            $2,155
Other                                            2,199             1,391
                                                ------            ------
                                                $3,798            $3,546
                                                ======            ======

                      VIRGIN INTERACTIVE ENTERTAINMENT plc

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)

8.       NOTES PAYABLE

Notes payable at July 31, 1992 consisted of $807,000 principal amount of notes payable incurred in connection with the acquisition of Sperry Castle Associates, Inc. (see note 13). The notes bore interest at the prime rate and were paid in full in two installments in September and December 1992.

Notes payable at July 31, 1993 consisted of $477,000 principal amount of discounted notes receivable with a foreign bank. The notes bore interest at approximately 4.75% and were repaid in full prior to April 30, 1994 (unaudited).

                      VIRGIN INTERACTIVE ENTERTAINMENT plc

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)

9.       COMMITMENTS AND CONTINGENCIES

The Company has entered into various operating leases principally for office space and equipment which expire at various dates through 1999. Future minimum lease payments under all noncancelable operating leases with initial or remaining terms of one year or more as of July 31, 1993 are as follows (in thousands):

Year ending July 31:
             1994                            $  829
             1995                               827
             1996                               666
             1997                               482
             1998                               455
             Thereafter                          57
                                             ------
                                             $3,316
                                             ======

Rental expense approximated $186,000, $310,000, and $551,000 for the years ended July 31, 1991, 1992 and 1993, respectively.

The Company is involved as both plaintiff and defendant in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

10.      RELATED PARTY TRANSACTIONS

The Company has an arrangement with VCL, under which VCL provides funding in sterling at 1.5% over Lloyds' base rate, in U.S. dollars at 10% (9% after July 31, 1993), and in Japanese Yen and French Francs at 1.5% over appropriate market base rates as advised by VCL. The loans are repayable on demand. VCL has agreed that it will not demand repayment of the amounts due so long as such funds are necessary for the Company to meet its operating requirements through August 1, 1994 and, accordingly, such amounts totaling $21,554,000, and $26,238,000 at July 31, 1992 and 1993, respectively, have been classified as long-term obligations in the accompanying consolidated balance sheets. Interest is calculated on a monthly basis and payable quarterly in arrears. Interest expense on the VCL loans totaled $1,231,000, $2,010,000, and $1,926,000 for the years ended July 31, 1991, 1992 and 1993, respectively.

VCL has provided services to the Company such as treasury, foreign exchange, tax advisory, legal, strategic planning, and the services of certain executives. Effective August 1, 1993,

                      VIRGIN INTERACTIVE ENTERTAINMENT plc

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)

VCL and the Company entered into a new agreement, whereby VCL will provide to the Company from time to time upon its request certain administrative services, such as tax, insurance, payroll, company secretarial services, public relations and other administrative services for an annual fee of pound sterling 75,000 subject to adjustment each year based on the English retail consumer price index. The fee is due and payable monthly in arrears. VCL may terminate the agreement after a specified notice period upon a payment default or other breach by the Company. The agreement terminates on August 1, 1998. Pursuant to an agreement effective August 1, 1993, VCL has also agreed to provide Robert H.F. Devereux's services as Chairman of the Board, President and Chief Executive Officer to the Company until August 1, 1997. The agreement requires Mr. Devereux to devote at least a majority of his time and attention to the affairs of the Company for an annual fee of pound sterling 225,000, payable monthly in arrears, subject to an adjustment each year based on the English retail consumer price index. The agreement provides that Mr. Devereux will not, during the term of the agreement, be involved in any business which competes with the Company's business of publishing interactive entertainment game products. Management fees were $178,000, $246,000, and $278,000 for the years ended July 31, 1991, 1992 and 1993, respectively. Management believes that management fees paid to VCL approximates the cost of securing such services from unaffiliated parties. See note 15 regarding changes to these agreements with VCL.

On July 30, 1993, VCL purchased 7,838,285 ordinary shares from VIE Holdings for $93,000.

The Company financed its operations in fiscal 1993 primarily through periodic borrowings from and letters of credit issued by VCL. In return for this extension of credit, the Company was a guarantor under VCL's credit agreements with maximum borrowings of $8,000,000, pound sterling 5,000,000 and pound sterling 2,500,000 with three banks, respectively (the "Credit Agreements"). The provisions of the Company's guarantees prohibited the Company from granting any liens or encumbrances on its assets to any other party. In December 1993, the Company was released from the guarantees. The Company was contingently liable for letters of credit in the amount of approximately $2,302,000 at July 31, 1993 posted by VCL on behalf of the Company under the Credit Agreements contingent upon the shipment of cartridge inventory to the Company's principal U.S. subsidiary.

In July 1993, the Company entered into an agreement with VCL and a subsidiary of VCL ("Mark 2211 Limited") pursuant to which certain of the Company's assets and liabilities were transferred to Mark 2211 Limited for approximately $661,000, which represented the net book value of the assets transferred, plus reimbursement for certain costs paid by the Company on behalf of Mark 2211 Limited related to the assets transferred. At July 31, 1993, approximately $568,000 was due from Mark 2211 Limited which is included in due from affiliate in the accompanying consolidated balance sheets. VCL has guaranteed Mark 2211 Limited's obligations under the agreement. In addition, the Company transferred its interest in certain wholly owned subsidiaries unrelated to the Company's business in July 1993 for approximately $4,000.

                      VIRGIN INTERACTIVE ENTERTAINMENT plc

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)

The Company subleased certain of its London offices from an affiliate of VCL. Rent expense under the sublease totaled $59,000, $32,000, and $124,000 for the years ended July 31, 1991, 1992 and 1993, respectively. Effective November 1, 1993, the leases were assigned to the Company.

"Virgin" is a trademark of Virgin Enterprises Limited ("VEL"), an affiliate of VCL. VEL has granted the Company a worldwide license to use the "Virgin" trademark and logo (the "Marks"), exclusively with interactive entertainment game product and nonexclusively with other interactive entertainment product. Commencing August 1, 1994, the company is required to pay royalties each fiscal year in the amount of $100,000 plus an amount equal to 1/4% of revenue between $100 million and $200 million in respect of products and services utilizing the Marks, plus 1/2% of all such revenue in excess of $200 million. The license expires in 2092, subject to the Company's compliance with certain quality requirements in respect to products and services in connection with which the Marks are used. See note 15 regarding the amendment of this license.

On September 3, 1993, Hasbro purchased 1,518,282 ordinary shares from VIE Holdings for approximately $24,596,000 (unaudited). On January 5, 1994, in connection with the Reorganization, Hasbro exchanged its VIE Holdings Shares for a like number of ordinary shares of the Company. The Company received royalty payments from Hasbro of approximately $605,000 and $220,000 for the years ended July 31, 1992 and 1993, respectively. In addition, the Company made royalty payments to Hasbro of approximately $509,000, $441,000 and $567,000, respectively, for the years ended July 31, 1991, 1992 and 1993, respectively.


11.      INCOME TAXES

The components of income (loss) before income taxes are as follows (in thousands):

                                          Year ended July 31,
                              ------------------------------------------
                               1991              1992             1993
                              -------           -------          -------
U.S.                          $  (540)          $  (927)         $(3,444)
Foreign                        (2,566)             (411)           1,712
                              -------           -------          -------
                              $(3,106)          $(1,338)         $(1,732)
                              =======           =======          =======

                      VIRGIN INTERACTIVE ENTERTAINMENT plc

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)

    The provision (benefit) for income taxes is comprised of the following (in thousands):

                                                           Year ended July 31,
                                                -----------------------------------------
                                                1991              1992              1993
                                                -----             -----            ------
Current:
  U.S. Federal                                  $(412)            $(405)           $1,241
  State                                             2                 5               224
  Foreign                                        (499)               --             1,757
                                                -----             -----            ------
                                                 (909)             (400)            3,222
                                                -----             -----            ------

Deferred:
  U.S. Federal                                    639               461              (647)
  State                                            (7)               81               (36)
  Foreign                                        (332)               55              (243)
                                                -----             -----            ------
                                                  300               597              (926)
                                                -----             -----            ------
                                                $(609)            $ 197            $2,296
                                                =====             =====            ======

                      VIRGIN INTERACTIVE ENTERTAINMENT plc

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are as follows (in thousands):


                                                           July 31,
                                                    ----------------------
                                                      1992          1993
                                                    -------        -------
Deferred tax assets:
  Accounts receivable, principally
    due to allowance for doubtful
    accounts and sales returns and
    allowances                                      $   144        $    66
 Inventories, principally due to
    additional costs inventoried for
    tax purposes                                        217            553
  Accrued expenses, principally due
    to interest expense and entertainment
    product costs not currently
    deductible for tax purposes                         247          1,208
  Accrued compensation expense,
    principally due to amounts
    being deductible for tax purposes as paid           185          1,322
  Net operating loss carryforwards expiring
    through 2008                                        935            992
  Other                                                  57            109
                                                    -------        -------
    Total gross deferred tax assets                   1,785          4,250
    Less valuation allowance                           (989)        (2,723)
                                                    -------        -------
                                                        796          1,527
                                                    -------        -------
Deferred tax liabilities:
  Entertainment product costs which were
    expensed as incurred for tax purposes              (718)          (753)
  Other                                                (283)           (99)
                                                    -------        -------
                                                     (1,001)          (852)
                                                    -------        -------
    Net deferred tax assets (liabilities)           $  (205)       $   675
                                                    =======        =======





    The net change in the valuation allowance was $402,000, $340,000 and $1,734,000 for the years ended July 31, 1991, 1992 and 1993, respectively.

                      VIRGIN INTERACTIVE ENTERTAINMENT plc

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)

The provision (benefit) for income taxes, computed by applying the U.S. statutory rate to consolidated loss before income taxes, is reconciled to the actual provision (benefit) as follows:

                                                Year ended July 31,
                                         ---------------------------------
                                           1991         1992         1993
                                         -------      -------      -------
     Statutory tax rate                  (34.0)%      (34.0)%      (34.0)%
     Change in valuation allowance
       for deferred tax assets            12.9 %       25.3 %      100.0 %
     Nondeductible foreign
       royalty payments                    0.3 %       10.7 %         --
     Nondeductible foreign
       compensation expense                 --          6.1 %       49.0 %
     State income taxes                   (0.2)%        6.5 %        7.2 %
     Other, net                            1.4 %        0.1 %       10.4 %
                                         -----        -----        -----
                                         (19.6)%       14.7 %      132.6 %
                                         =====        =====        =====


During fiscal 1991, the Internal Revenue Service ("IRS") began an examination of the U.S. subsidiary's income tax returns for prior years. Management believes that any liability which may arise from the IRS examination will not have a material adverse effect on the Company's financial position or results of operations.

12.      EMPLOYEE BENEFITS AND EMPLOYMENT AGREEMENTS

In August 1992, the Company established a defined contribution plan covering all eligible U.S. employees who have completed one year of service. The U.S. plan is intended to qualify under Section 401(k) of the Internal Revenue Code. Pension expense for U.S. employees covered under this plan totaled $50,000 for the year ended July 31, 1993.

The Company also participates in a defined contribution plan maintained by VCL covering all eligible U.K. employees who have completed one year of service. Company contributions under this plan totaled $8,000, $9,000, and $26,000 for the years ended July 31, 1991, 1992 and 1993, respectively.

The Company entered into separate employment agreements with two of its executive vice presidents (the "Executives") which included requirements that the Company pay the Executives in cash an aggregate of 7% of the increase in the market value of the Company (as

                      VIRGIN INTERACTIVE ENTERTAINMENT plc

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)

defined) at the end of the terms of the agreements which were to expire in July 1995 and July 1996, respectively. The Company recognized compensation expense under the agreements of $794,000 and $3,845,000, for the years ended July 31, 1992 and 1993, respectively. Included in accrued compensation in the accompanying consolidated balance sheet at July 31, 1992 is $794,000 to record the Company's obligations under the employment agreements. The employment agreements were terminated on July 31, 1993.

On July 31, 1993, the Company granted fully-vested share options to the Executives. The President of VIE-U.S. received options to purchase 322,635 ordinary shares at an exercise price of $2.53 per share and the Managing Director of European Operations received options to purchase 172,072 ordinary shares at an exercise price of $0.29 per share. Accordingly, $2,545,000 in additional compensation expense was recognized during the year ended July 31, 1993 to fully record the compensation expense related to the fully-vested options. The cumulative compensation cost related to the employment agreements and fully-vested options of $7,184,000 was recorded as additional paid-in capital during the year ended July 31, 1993. In addition, the Executives were granted fair market value options to purchase an aggregate of 258,108 ordinary shares at an exercise price of $16.27 per share, vesting July 31, 1997, in connection with the execution of new employment agreements.

On January 5, 1994, in connection with the Reorganization (see note 1), the Executives entered into agreements with the Company to immediately exchange any ordinary shares of VIE Holdings purchased upon exercise of their options for an equal number of ordinary shares of the Company. Also on January 5, 1994, the Executives exercised options to purchase 70,000 ordinary shares (unaudited).
In accordance with the options agreements, the Company elected to pay the Executives the cash equivalent value of the options of approximately $1,011,000 (unaudited) based on an estimated fair market value of $16.20 (unaudited) per share in lieu of issuing shares to the Executives.

In connection with the acquisition of Sperry Castle Associates, Inc. ("SCA") (see note 13) by Westwood Studios Inc. ("Westwood Studios"), an indirect wholly owned subsidiary of the Company, Westwood Studios entered into certain employment agreements with its principals. The employment agreements provided for payment of signing bonuses aggregating $250,000 on June 15, 1992, which amount was expensed when paid and is included in general and administrative expense in the accompanying July 31, 1992 consolidated statement of operations. Under the employment agreements, as amended, each of Mr. Sperry and Mr. Castle is entitled to receive, in addition to his salary, incentive compensation in an amount equal to five percent of Westwood Studios' annual profit, as defined in the agreements, for fiscal 1994, 1995 and 1996, with a minimum total incentive compensation of $900,000, to be paid in installments at the end of each of the three fiscal years. In the event of Mr. Sperry's or Mr. Castle's termination of employment due to Westwood Studios' breach of such employee's

                      VIRGIN INTERACTIVE ENTERTAINMENT plc

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)

employment agreement, the terminated employee will receive as severance an amount equal to the difference between the incentive compensation he has received to the date of termination and $900,000. In addition, the Company has guaranteed each of Mr. Sperry and Mr. Castle $221,000 for the development of the Lion King product on certain platforms. Westwood Studios has also agreed to assign and convey all of its proprietary rights existing at the time of the June 1992 acquisition to Mr. Sperry and Mr. Castle for $1 upon the occurrence of the following events: (i) the liquidation, bankruptcy or winding up of Westwood Studios or its immediate parent corporation, except for a voluntary reorganization of Westwood Studios, its immediate parent corporation, or their respective affiliates and parent corporations or (ii) the termination of both Mr. Sperry's and Mr. Castle's employment without cause. The above obligation of Westwood Studios to assign to Mr. Castle and Mr. Sperry the aforementioned proprietary rights expires upon the earlier of Mr. Sperry and Mr. Castle each receiving $1.3 million in incentive compensation or June 1996. In addition, the employment agreements require additional incentive compensation based on the performance of SCA during the term of the employment agreements, which expire in June 1996. No incentive compensation has been earned under the provisions of the employment agreements.

13.   ACQUISITION

On June 15, 1992, the Company acquired substantially all of the operating assets and assumed certain liabilities of SCA for $1,323,000, including acquisition costs of $66,000. The acquisition has been accounted for under the purchase method of accounting and, accordingly, the results of operations of the acquired business have been included in the results of operations since the acquisition date. The estimated fair market value of the net assets acquired, which consisted primarily of property and equipment, software tool rights and noncompetition agreements, exceeded the acquisition cost by $34,000, which amount was applied proportionately to reduce the carrying amount of the noncurrent assets acquired.

The effect of the acquisition is considered immaterial to the consolidated financial position and results of operations of the Company and, therefore, pro forma financial information has not been presented.


14.   GEOGRAPHIC AREA INFORMATION

The Company operates in one industry segment: the development, publishing, marketing and distribution of entertainment product. Information with respect to the Company's operations by significant geographic area is set forth below. "Other foreign" includes operations in France, Germany and Japan.

                      VIRGIN INTERACTIVE ENTERTAINMENT plc

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)

                                               Year ended July 31,
                                    ---------------------------------------
                                      1991            1992            1993
                                    -------         -------         -------
                                                 (in thousands)
Revenue from unaffiliated
  customers:
    United States                   $17,118         $26,043         $43,896
    United Kingdom                    7,931          24,243          50,332
    Other foreign                        --              --           4,859
                                    -------         -------         -------
                                    $25,049         $50,286         $99,087
                                    =======         =======         =======
Operating income (loss):
    United States                   $  (553)        $(1,028)        $(2,480)
    United Kingdom                   (1,335)          1,599           1,419
    Other foreign                        --              --             593
                                    -------         -------         -------
                                    $(1,888)        $   571         $  (468)
                                    =======         =======         =======


                                                           July 31,
                                                   ------------------------
                                                     1992            1993
                                                   -------         -------
                                                        (in thousands)
Identifiable assets:
    United States                                  $14,253         $23,315
    United Kingdom                                  23,321          12,295
    Other foreign                                       --           3,086
                                                   -------         -------
                                                   $37,574         $38,696
                                                   =======         =======












The Company's total revenue included $16,270,000 (32%) and $42,964,000 (43%) for the years ended July 31, 1992 and 1993, respectively, from a single customer. No other single customer accounted for more than 10% of total revenue during the years ended July 31, 1991, 1992 and 1993.

                      VIRGIN INTERACTIVE ENTERTAINMENT plc

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)

15.   SUBSEQUENT EVENTS (UNAUDITED)

On September 8, 1993, the Company established a pound sterling
5,000,000 credit facility with a bank. Advances under the credit facility bear interest at the bank's prime rate plus 1% and are due on demand.

On November 29, 1993, the Company increased the number of authorized ordinary shares to 40,000,000.

On December 23, 1993, Virgin Interactive Entertainment, Inc. ("VIE-US"), an indirect wholly owned subsidiary of the Company, entered into a multi-currency credit agreement with a bank (the "Credit Agreement"). The Credit Agreement provides for maximum borrowings of $15,000,000, subject to a borrowing base of 70% of eligible accounts receivable of VIE-US. Interest on outstanding borrowings is payable monthly at the bank's reference rate or, at the Company's option, certain alternative rates. All outstanding borrowings under the Credit Agreements are due June 30, 1995. The Credit Agreement requires the Company to pay a commitment fee of 1/8% on the unused portion of the available credit.
The Credit Agreement is secured by substantially all VIE-US assets and is guaranteed by the Company. In addition, the Credit Agreement contains restrictions which, among other things, require maintenance of certain financial ratios and restrict encumbrance of assets and creation of indebtedness.

On January 5, 1994, the Company adopted the Virgin Interactive Entertainment Share Option Plan (the "Plan"). Options to acquire ordinary shares may be issued under the Plan for a period of 10 years following its adoption. The maximum number of ordinary shares which may be issued by the Company pursuant to options granted under the Plan may not exceed, at any time during the 10-year term of the Plan, such number as represents 15% of the total number of ordinary shares of the Company then issued and outstanding. Employees and directors of, and persons providing services to, the Company or any of its subsidiaries will be eligible to receive options under the Plan. The Plan is administered by the Board of Directors of the Company which has sole discretion and authority, consistent with the provisions of the Plan, to determine which eligible participants will receive options, when options will be granted, the terms and conditions of options granted and the number of ordinary shares which will be subject to options granted under the Plan. Options granted under the Plan shall have such exercise price as determined by the Board of Directors.
On January 10, 1994, the Company granted options to purchase 963,415 ordinary shares at exercise prices ranging from $14.00 to $18.00 per share and 1,250 ordinary shares at an exercise price of par value under the Plan.

In connection with the Reorganization (see note 1), the Company may be subject to significant tax liabilities under U.K. tax laws. Pursuant to the Reorganization, VIE Holdings was transferred from a company that was part of the VCL group of companies (the "Transferor") and became a wholly owned subsidiary of the Company. This transfer was considered to qualify as a tax-free "Scheme of Reconstruction" under U.K. tax law. In this regard, a clearance was sought and obtained in advance from the U.K. Inland Revenue that the transfer of VIE Holdings out of the VCL group would satisfy certain conditions required for it to be tax-free. The Company believes, based in part on the opinion of tax counsel, that the practical likelihood of the Inland Revenue successfully challenging the tax-free status of this transfer is very low. The tax-free status may be denied if the transactions undertaken do not technically constitute a Scheme of Reconstruction or if the disclosures made in the clearance applications were incomplete or misleading. If the tax-free status were denied, a corporation tax liability of up to approximately
$44 million could be assessed. The Transferor would be primarily liable for this tax and it in turn is effectively indemnified by VCL's Shareholders. In the event the Transferor or VCL's Shareholders were unable or fail to pay the tax, VCL would be liable. In this case, the Inland Revenue would have a direct remedy against the Company for such tax only if the clearance applications were incomplete or misleading (which management believes is not the case) and any indirect remedy against the Company would be remote. Accordingly, management believes that the possibility of this tax liability arising is unlikely, and that, even if such tax is assessed, the likelihood of the Company incurring any liability in respect of such tax is remote.

A further effect of the Reorganization is that the Company is no longer a part of the VCL tax group. As a result, the Company will now be subject to a corporation tax liability relating to the June 1991 transfer of its U.S. and U.K. operations within the VCL group companies. The tax liability will amount to 33% of the difference between the market value and tax basis in June 1991 of the chargeable assets transferred. Management of the Company believes that the tax liability will not be material. The market value, however, must be agreed to by the U.K. Inland Revenue or ultimately determined by judicial authorities. VCL has reached an agreement in principle that it will indemnify the Company for any tax liability with respect to this transaction. There can be no assurance that the value ultimately determined will not result in a material tax liability or that VCL will have the resources to satisfy any liability under its indemnity.

On January 11, 1994, Blockbuster Entertainment Corporation ("Blockbuster") purchased a total of 1,864,444 ordinary shares of the Company from VCL's Shareholders. In addition, Blockbuster received various other options to purchase, under certain circumstances, additional ordinary shares from VCL's Shareholders sufficient to increase its ownership of the Company to 50.1%. The Company had revenue from sales to Blockbuster of approximately $2,212,000 for the year ended July 31, 1993.

On July 29, 1994, the Company amended its agreement covering the Marks. Under the amended agreement, the Company obtained the right to use the Marks through July 29, 1999 in exchange for a payment of $2,046,000. The amended agreement is renewable for an additional 5-year term on the original royalty schedule. Also on July 29, 1994, the Company terminated its administrative services agreement with VCL and amended its agreement with VCL for the services of Robert H.F. Devereux to reduce the term to one year and the annual fee to pound sterling 100,000.

On July 30, 1994, Spelling Entertainment Group Inc. ("Spelling"), and Blockbuster Interactive Entertainment, Inc. ("BIEI"), a wholly-owned subsidiary of Blockbuster, entered into an Exchange Agreement (the "Exchange Agreement") and consummated the transactions contemplated thereby (the "Exchange"). Pursuant to the Exchange Agreement, BIEI delivered to Spelling 8,686,984 ordinary shares, par value pound sterling 0.008 per share ("Ordinary Shares"), of the Company and an option to acquire 550,000 Ordinary Shares (collectively, the "VIE Interests") in

                      VIRGIN INTERACTIVE ENTERTAINMENT plc

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)

exchange for 22,015,062 shares of common stock, par value $.10 per share, of Spelling (the "Spelling Common Stock"). The number of shares of Spelling Common Stock delivered to BIEI pursuant to the Exchange Agreement was determined by dividing (i) $197,034,805, which represents the aggregate cost of the VIE Interests to BIEI and its affiliates (including the fees and expenses incurred by BIEI and its affiliates in connection with their acquisition of the VIE Interests), by (ii) $8.95, which is the average of the closing sales price per share of Spelling Common Stock as reported on the New York Stock Exchange Composite Tape as published in the Wall Street Journal (Southeast Edition), for the five trading days ended June 27, 1994, which is the date prior to the date on which Blockbuster and Spelling entered an agreement in principle relating to the transactions described herein.

                      VIRGIN INTERACTIVE ENTERTAINMENT plc

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 April 30, 1994
                       (In thousands, except share data)
                                  (Unaudited)

ASSETS
Current assets:
  Cash and cash equivalents                                                $ 2,400
  Receivables, net                                                          17,478
  Inventories                                                                6,456
  Entertainment product costs, net                                          10,112
  Deferred income taxes                                                      1,940
  Prepaid expenses and other current assets                                  4,479
                                                                           -------
          Total current assets                                              42,865
Property and equipment, net                                                  4,519
Intangible assets, net                                                         686
Other noncurrent assets                                                         95
                                                                           -------
                                                                           $48,165
                                                                           =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable                                                            $ 6,826
  Due to Virgin Communications Limited                                       2,242
  Accounts payable                                                           9,585
  Accrued expenses                                                           6,226
  Income taxes payable                                                       4,026
  Deferred income taxes                                                        154
  Other liabilities                                                            750
                                                                           -------
          Total liabilities                                                 29,809
                                                                           -------
Shareholders' equity:
  Ordinary shares, pound sterling 0.008 par value; 40,000,000
     shares authorized; 9,369,067 shares issued and outstanding                112
  Additional paid-in capital                                                28,645
  Cumulative translation adjustment                                           (185)
  Accumulated deficit                                                      (10,216)
                                                                           -------
          Total shareholders' equity                                        18,356
                                                                           -------
                                                                           $48,165
                                                                           =======

  The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                      VIRGIN INTERACTIVE ENTERTAINMENT plc

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                (In thousands)
                                  (Unaudited)

                                                                    Nine months ended April 30,
                                                                    ---------------------------
                                                                      1993              1994
                                                                     -------           -------
Revenue:
  Net sales                                                          $62,188           $78,117
  Royalties                                                            2,157             9,282
                                                                     -------           -------
    Total revenue                                                     64,345            87,399
Cost of sales                                                         45,506            53,707
                                                                     -------           -------
Gross profit                                                          18,839            33,692
Operating expenses:
  Entertainment product costs                                          6,253            10,956
  Selling, general and administrative                                 10,313            20,231
  Related party management fees                                          197               348
  Compensation expense                                                 2,751                --
                                                                     -------           -------
Operating income (loss)                                                 (675)            2,157
Interest expense                                                       1,427               331
Foreign exchange (gain) loss                                              10               (63)
Write-off of offering costs                                               --             1,855
Other income                                                            (233)             (352)
                                                                     -------           -------
Income (loss) before income taxes                                     (1,879)              386
Provision for income taxes                                             2,491               139
                                                                     -------           -------
Net income (loss)                                                    $(4,370)          $   247
                                                                     =======           =======

  The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                      VIRGIN INTERACTIVE ENTERTAINMENT plc

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)
                                  (Unaudited)

                                                                    Nine months ended April 30,
                                                                    ---------------------------
                                                                      1993              1994
                                                                     -------           -------
Cash flows from operating activities                                 $(4,314)          $    61
                                                                     -------           -------
Cash flows from investing activities:
  Capital expenditures                                                  (962)           (3,148)
  Investment in equity investee                                           --               (95)
  Increase in intangible assets                                           (3)              (55)
                                                                     -------           -------
     Net cash used in investing activities                              (965)           (3,298)
                                                                     -------           -------
Cash flows from financing activities:
  Repayment of notes payable                                            (807)               --
  Borrowings under notes payable                                          --             5,825
  Increase (decrease) in due to affiliate                              5,112           (23,428)
  Sale of ordinary shares                                                 --            22,490
  Cash paid in lieu of issuing ordinary shares on exercises of
     share options                                                        --            (1,011)
                                                                     -------           -------
     Net cash provided by financing activities                         4,305             3,876
                                                                     -------           -------
Effect of exchange rate changes on cash and cash equivalents             863               129
                                                                     -------           -------
Net increase (decrease) in cash and cash equivalents                    (111)              768
Cash and cash equivalents at beginning of period                       1,810             1,632
                                                                     -------           -------
Cash and cash equivalents at end of period                           $ 1,699           $ 2,400
                                                                     =======           =======

  The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                     VIRGIN INTERACTIVE ENTERTAINMENT plc

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
              For the nine months ended April 30, 1993 and 1994
                                 (Unaudited)

1.   INTERIM FINANCIAL STATEMENTS

The accompanying unaudited condensed consolidated financial statements of Virgin Interactive Entertainment plc and subsidiaries (the "Company") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position as of April 30, 1994 and the results of operations and cash flows for the nine months ended April 30, 1993 and 1994.

Income (loss) per share information is not presented for these periods as the Company was not publicly traded.

2.   ACQUISITION OF THE COMPANY

On January 11, 1994, Blockbuster Entertainment Corporation ("Blockbuster") acquired 1,864,444 ordinary shares of the Company from certain of its shareholders for approximately $30.2 million. In March 1994, Blockbuster expressed its interest in acquiring a controlling interest in the Company. See note 5 for the Acquisition of the Company by Blockbuster and Spelling Entertainment Group Inc. ("Spelling").

3.   INVENTORIES

Inventories, net, at April 30, 1994 consist of the following (in thousands):

                 Raw materials               $1,647
                 Finished goods               4,809
                                             ------
                                             $6,456
                                             ======

4.   INCOME TAXES

Income taxes have been provided in each period based on the Company's anticipated annual effective income tax rate.

5.    SUBSEQUENT EVENTS

On July 29, 1994, Blockbuster, in a series of related transactions, acquired an additional 6,822,540 ordinary shares of the Company from certain of its shareholders, bringing Blockbuster's ownership of the Company to approximately 90%.

On July 30, 1994, Spelling and Blockbuster Interactive Entertainment, Inc. ("BIEI"), a wholly-owned subsidiary of Blockbuster, entered into an Exchange Agreement (the "Exchange Agreement") and consummated the transactions contemplated thereby (the "Exchange"). Pursuant to the Exchange Agreement, BIEI delivered to Spelling 8,686,984 ordinary shares, par value pound sterling
0.008 per share ("Ordinary Shares"), of the Company and an option to acquire 550,000 Ordinary Shares (collectively, the "VIE Interests") in exchange for 22,015,062 shares of common stock, par value $.10 per share, of Spelling (the "Spelling Common Stock"). The number of shares of Spelling Common Stock delivered to BIEI pursuant to the Exchange Agreement was determined by dividing (i) $197,034,805, which represents the aggregate cost of the VIE Interests to BIEI and its affiliates (including the fees and expenses incurred by BIEI and its affiliates in connection with their acquisition of the VIE Interests), by (ii) $8.95, which is the average of the closing sales price per share of Spelling Common Stock as reported on the New York Stock Exchange Composite Tape as published in the Wall Street Journal (Southeast Edition), for the five trading days ended June 27, 1994, which is the date prior to the date on which Blockbuster and Spelling entered an agreement in principle relating to the transactions described herein.

As a result of the above transactions with Blockbuster and Spelling, the Company canceled its planned initial public offering and wrote off related offering costs of $1,855,000 during the nine months ended April 30, 1994.

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                             FINANCIAL INFORMATION

The following Unaudited Pro Forma Condensed Combined Balance Sheet and Statements of Operations have been prepared on the basis of and utilizing the historical and pro forma financial information described in the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information ("Notes"). This information should be read in conjunction with the historical financial statements of Spelling Entertainment Group Inc. ("Spelling"), Republic Pictures Corporation ("Republic") and Virgin Interactive Entertainment plc ("VIE") and related notes thereto.

The accompanying pro forma financial information with respect to Republic and VIE is preliminary in nature, because Spelling does not yet have final information as to the fair market value of the individual assets and liabilities of Republic and VIE or the effect of the consolidation of the operations of Spelling, Republic and VIE. The actual adjustments to the accounts of Republic and VIE will be made on the basis of Spelling's appraisals and internal valuations as of the consummation of the acquisition of Republic and VIE, and, therefore, the pro forma information does not give effect to all adjustments which may ultimately be required to reflect the fair value of the assets acquired, liabilities assumed or the effect of the consolidation of operations.

The Unaudited Pro Forma Condensed Combined Balance Sheet assumes that Spelling acquired VIE (the "Acquisition") on June 30, 1994 and adjusted its historical balance sheet as of that date to reflect the pro forma effects of the Acquisition under the purchase method of accounting and the issuance of 22,015,062 shares of Common Stock. The Unaudited Pro Forma Condensed
Combined Statements of Operations for the year ended December 31, 1993 and the six months ended June 30, 1994 assume that Spelling acquired Republic
(the "Merger") and VIE as of the beginning of each period and adjusted its historical statement of operations to reflect the operations of Republic and VIE under the purchase method of accounting, and the effects of the issuance of Spelling's Common Stock in connection with both the Acquisition and the Merger.

This pro forma financial information is not intended to reflect the results of operations or the financial position which would have actually resulted had the Merger and the Acquisition been effective on the dates indicated. Moreover, this pro forma information is not intended to be indicative of the results of operations or the financial position which may be obtained in the future.

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 June 30, 1994
                                 (In thousands)

                                         SPELLING              VIE           PRO FORMA         PRO FORMA
                                     At June 30, 1994   At April 30, 1994   ADJUSTMENTS        COMBINED
                                     ----------------   -----------------   -----------        ---------
ASSETS:
Cash and cash equivalents                $ 10,546            $ 2,400         $     --          $ 12,946
Accounts receivable, net                  124,904             17,478               --           142,382
Entertainment product costs, net          271,302             16,568               -- (4a)      287,870
Intangible assets, net                    192,548                686          191,151 (4b)      384,385
Other assets                               26,423             11,033               --            37,456
                                         --------            -------         --------          --------
                                         $625,723            $48,165         $191,151          $865,039
                                         ========            =======         ========          ========
LIABILITIES AND SHAREHOLDERS'
  EQUITY:
Accounts payable, accrued expenses
  and other liabilities                  $ 26,890            $18,803         $  3,046 (4c)     $ 48,739
Accrued participation expense              72,294                 --               --            72,294
Deferred revenue                           10,193                 --               --            10,193
Bank and other debt                       150,000              6,826                            156,826
Income taxes                               21,549              4,180               --            25,729
Minority interest                              --                 --            1,788 (4d)        1,788
Net liabilities related to
  discontinued operations                  31,450                 --               --            31,450
                                         --------            -------         --------          --------
    Total Liabilities                     312,376             29,809            4,834           347,019
                                         --------            -------         --------          --------
Commitments and contingent
  liabilities

Shareholders' Equity:

  Common Stock                              6,496                112             (112)(4e)        8,698
                                                                                2,202 (4f)
  Capital in excess of par value          338,731             28,645          (28,645)(4e)      541,202
                                                                              202,471 (4f)
  Accumulated earnings (deficit)          (31,880)           (10,401)          10,401 (4e)      (31,880)
                                         --------            -------         --------          --------
    Total Shareholders' Equity            313,347             18,356          186,317           518,020
                                         --------            -------         --------          --------
                                         $625,723            $48,165         $191,151          $865,039
                                         ========            =======         ========          ========

         The accompanying notes are an integral part of this statement.

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1993
                     (In thousands, except per share data)

                              SPELLING             REPUBLIC              VIE
                          12 Months Ended      12 Months Ended     12 Months Ended     PRO FORMA        PRO FORMA
                         December 31, 1993    December 31, 1993    October 31, 1993   ADJUSTMENTS       COMBINED
                         ------------------   ------------------   ----------------   -----------       ---------
Continuing Operations:
Revenue                       $274,899             $88,862            $108,593         $     --          $472,354
Costs and Expenses:
  Products costs               201,449              79,868              72,118               -- (5a)      354,132
                                                                                            697 (5d)
  Selling, general and
    administrative              33,723               4,026              34,083            6,337 (5a)       65,108
                                                                                             -- (5b)
                                                                                           (500)(5c)
                                                                                         (6,775)(5d)
                                                                                         (5,786)(5e)
                              --------            --------            --------         --------          --------
Operating Income                39,727               4,968               2,392            6,027            53,114
Interest income
  (expense), net                (3,064)               (984)             (1,782)          (6,625)(5f)       (5,267)
                                                                                          7,188 (5g)
Miscellaneous, net                  52                  --                 688               --               740
                              --------            --------            --------         --------          --------
Income from
  continuing
  operations before
  income taxes                  36,715               3,984               1,298            6,590            48,587
Provision for income
  taxes                        (13,056)             (1,628)             (1,494)          (8,007)(5h)      (24,185)
                              --------            --------            --------         --------          --------
Net income (loss)
  from continuing
  operations before
  minority interest             23,659               2,356                (196)          (1,417)           24,402
Minority interest                   --                  --                  --              708 (5i)          708
                              --------            --------            --------         --------          --------
Net income (loss)
   from continuing
   operations                   23,659               2,356                (196)          (2,125)           23,694
Preferred dividend                 724                  --                  --             (724)(5g)           --
                              --------            --------            --------         --------          --------
Net income (loss)
  applicable to
  Common Stock                $ 22,935            $  2,356            $   (196)        $ (1,401)         $ 23,694
                              ========            ========            ========         ========          ========
Average number of
  Common Shares                 54,253                                                   32,111 (5j)       86,364
                              ========                                                 ========          ========
Net income per Common
  Share  from continuing
  operations                     $0.42                                                                      $0.27
                              ========                                                                   ========

         The accompanying notes are an integral part of this statement.

              SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1994
                     (In thousands, except per share data)




                                       SPELLING           REPUBLIC               VIE
                                    6 Months Ended     4 Months Ended       6 Months Ended        PRO FORMA        PRO FORMA
                                     June 30, 1994      April 26, 1994       April 30, 1994      ADJUSTMENTS        COMBINED
                                    --------------     ---------------      ---------------      -----------       ---------
Continuing Operations:
Revenue                              $164,645            $19,048              $65,408             $    --           $249,101
Costs and Expenses:
  Products costs                      117,177             14,286               42,222                  -- (5a)       176,736
                                                                                                    3,051 (5d)
  Selling, general and                 18,616              5,239               23,093               3,168 (5a)        46,130
    administrative                                                                                     -- (5b)
                                                                                                   (3,986)(5d)
                                     --------            -------              -------             -------           --------
Operating Income                       28,852               (477)                  93              (2,233)            26,235

Interest income (expense), net         (1,557)              (261)                 277              (2,208)(5f)        (3,749)
Miscellaneous, net                         --                 --               (1,855)              1,855 (5c)            --
                                     --------            -------              -------             -------           --------
Income (loss) from continuing
  operations before income taxes       27,295               (738)              (1,485)             (2,586)            22,486
(Provision) benefit for income
  taxes                               (11,734)               317                  595                (752)(5h)       (11,574)
                                     --------            -------              -------             -------           --------
Net income (loss) before
  minority interest                    15,561               (421)                (890)             (3,338)            10,912
Minority interest                          --                 --                   --                  61 (5i)            61
                                     --------            -------              -------             -------           --------
Net income (loss) applicable
   to Common Stock                   $ 15,561            $  (421)             $  (890)           $ (3,399)          $ 10,851
                                     ========            =======              =======             =======           ========
Average number of Common Shares        64,698                                                      22,015 (5j)        86,713
                                     ========                                                     =======           ========
Net income per Common Share
  from continuing operations            $0.24                                                                          $0.13
                                     ========                                                                       ========





         The accompanying notes are an integral part of this statement.

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                             FINANCIAL INFORMATION
                                  (UNAUDITED)

NOTE 1 -- THE ACQUISITION AND THE MERGER

On July 30, 1994, Spelling, Blockbuster Entertainment Corporation ("Blockbuster") and Blockbuster Interactive Entertainment, Inc. ("BIEI"), a wholly-owned subsidiary of Blockbuster, entered into an Exchange Agreement (the "Exchange Agreement") and consummated the transactions contemplated thereby (the "Acquisition"). Pursuant to the Exchange Agreement, BIEI delivered to Spelling 8,686,984 ordinary shares, par value pound sterling 0.008 per share ("Ordinary Shares"), of VIE and an option to acquire 550,000 Ordinary Shares of VIE (collectively, the "VIE Interests") in exchange for 22,015,062 shares of common stock, par value $.10 per share, of Spelling (the "Common Stock").
As a result of the Acquisition, Spelling acquired approximately 90% of the outstanding shares of VIE.

The total purchase price for the VIE Interests is summarized as follows (in thousands):

               Common Stock issued (22,015,062 shares)                     $197,035
               Inherent value of stock options                                7,638
               Other costs (estimated)                                        1,000
                                                                           --------
                   Total consideration                                     $205,673
                                                                           ========

On April 26, 1994, DE Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Spelling, merged (the "Merger") with and into Republic. As a result of the Merger, Republic became a wholly-owned subsidiary of Spelling, and each share of the common stock of Republic ("Republic Common Stock") outstanding immediately prior to the effective time of the Merger (the "Effective Time") was converted into the right to receive $13.00, without interest.

In connection with the Merger, Spelling in October 1993 issued 13,362,215 shares of its Common Stock to Blockbuster in exchange for 3,652,542 shares of Blockbuster's common stock (the "Blockbuster Shares"). The Blockbuster Shares were subsequently resold, with Spelling realizing approximately $100,445,000 in proceeds. Spelling used these proceeds to prepay or redeem (i) all of the outstanding principal amount of its 10% Senior Subordinated Notes and 12% Subordinated Debentures, (ii) approximately $39,500,000 of bank debt and (iii) all of Spelling's outstanding preferred stock. As a result, Spelling borrowed the cash consideration necessary to fund the Merger under its credit agreement, dated January 31, 1994, by and between Spelling and Blockbuster.

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                       FINANCIAL INFORMATION (CONTINUED)
                                  (UNAUDITED)

NOTE 2 -- BASIS OF PRESENTATION

The unaudited pro forma condensed combined financial information is based on historical financial statements of Spelling, Republic and VIE, adjusted in the case of Republic and VIE to reflect the purchase method of accounting.

The historical financial statements of VIE are consolidated with Spelling's financial statements on a sixty day lag. VIE will conform its financial statement periods after the Acquisition to conform to Spelling's financial statement periods.

NOTE 3 -- ALLOCATIONS OF PURCHASE PRICE FOR VIE AND REPUBLIC

The aggregate purchase price paid for the shares of VIE by Spelling exceeded the historical book value of the identifiable net assets of VIE by $189,105,000. Spelling is currently evaluating the assets and liabilities of VIE and Republic and accordingly this excess is reflected as cost in excess of fair value of net assets acquired.

NOTE 4 -- ADJUSTMENTS TO HISTORICAL BALANCE SHEET

Preliminary adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet are as follows (in thousands):

         (a) The fair values of VIE's interactive entertainment product are currently being evaluated.

         (b) To record excess of purchase price over the fair value of net assets acquired.

         (c)     To accrue costs related to the Acquisition.

         (d)     To record the minority interests of VIE.

         (e)     To eliminate VIE's historical equity accounts.

         (f) To record the issuance of 22,015,062 shares of Spelling's Common Stock and the conversion of the stock options of VIE into options to acquire shares of Spelling's Common Stock.

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                       FINANCIAL INFORMATION (CONTINUED)
                                  (UNAUDITED)

NOTE 5 - ADJUSTMENTS TO HISTORICAL STATEMENTS OF OPERATIONS

Preliminary adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations are as follows:

         (a) Because the fair values of the assets of Republic and VIE are currently being evaluated, the amortization effect has not been estimated for such assets. Amortization of the excess of cost over fair value of net assets acquired has been computed using an estimated life of forty years.

         (b) Spelling is currently evaluating the potential opportunities for reducing costs which may result from the consolidation of the operations of Spelling, Republic and VIE.

         (c) To eliminate merger costs and offering costs previously expensed.

         (d) To conform the methods of accounting of Republic and VIE for entertainment product to those of Spelling.

         (e) To eliminate compensation expense related to employment agreements and fully vested share options issued to certain executive officers of VIE. The employment agreements were terminated on July 31, 1993. See Note 12 of Notes to Consolidated Financial Statements of VIE.

         (f) To reflect interest costs related to the debt financing under the Blockbuster credit facility.

         (g) To reflect the reduction in interest costs and dividends resulting from the redemption and repayment of bank and other debt and Preferred Stock as of January 1, 1993 with the proceeds from the issuance of Common Stock, such reductions being limited to the extent of actual interest expense and dividends paid for the year ended December 31, 1993.

         (h) An adjusted tax provision has been computed to arrive at an estimated marginal tax rate of 50% and 52% for the twelve months ended December 31, 1993 and the six months ended June 30, 1994, respectively, on pro forma combined income.

         (i)     To record the minority interest in the earnings of VIE.

               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                       FINANCIAL INFORMATION (CONTINUED)
                                  (UNAUDITED)

         (j) To reflect the effect of the issuance of an additional 35,377,277 shares of Common Stock as of January 1, 1993 and an additional 22,015,062 shares of Common Stock on January 1, 1994.

NOTE 6 -- EXTRAORDINARY ITEMS AND DISCONTINUED OPERATIONS

The unaudited Pro Forma Condensed Combined Statements of Operations do not reflect the extraordinary items or discontinued operations reflected in the historical financial statements of Spelling.

NOTE 7 -- NET INCOME PER COMMON SHARE

Net income per common share amounts are based on the pro forma weighted average number of common shares outstanding during the year ended December 31, 1993 and the six months ended June 30, 1994. Pro forma primary and fully-diluted net income per common share are not presented as they result in a dilution of less than 3% from basic net income per common share.

                                   SIGNATURES


Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused the report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        SPELLING ENTERTAINMENT GROUP INC.



Date:  October 12, 1994                 By:  /s/  Thomas P. Carson
                                             ------------------------
                                             Thomas P. Carson
                                             Executive Vice President,
                                             Chief Financial Officer
                                             and Treasurer

                       SPELLING ENTERTAINMENT GROUP INC.

                                 EXHIBIT INDEX


Number and
Description of Exhibit
- - ----------------------

 1.      None

 2. Exchange Agreement, dated July 30, 1994, by and among Spelling Entertainment Group Inc., Blockbuster Entertainment Corporation and Blockbuster Interactive Entertainment, Inc. (incorporated by reference to Exhibit 2 to the Registrant's Current Report on Form 8-K dated
         July 30, 1994.)

 4.      None

16.      None

17.      None

20.      None

23.      Consent of KPMG Peat Marwick LLP

24.      None

27.      Financial Data Schedule

99.      Press Release, dated August 1, 1994 (incorporated by reference to
         Exhibit 2 to the Registrant's Current Report on Form 8-K dated July 30, 1994.)